Exhibit 99.1

For Immediate Release	Contacts:

	Investors:	Media:
	John P. Jacunski	William T. Yanavitch
	(717) 225-2794	(717) 225-2747

GLATFELTER APPOINTS JOHN P. JACUNSKI ADDITIONAL RESPONSIBILITIES AS BUSINESS UNIT
PRESIDENT, SPECIALTY PAPERS

YORK, Pennsylvania – April 6, 2016 – Glatfelter today announced the appointment of John P. Jacunski to Business Unit President, Specialty Papers effective immediately. In this role, Mr. Jacunski will have overall P&L responsibility and will lead the development of strategic as well as tactical plans for the business unit. Mr. Jacunski will retain his role as Chief Financial Officer.

In making this announcement, Dante C. Parrini, Chairman & CEO, said, “John is a very experienced senior leader who has a demonstrated track record of success within Glatfelter building a high-performing Finance organization, delivering improved business results, providing strategic thought leadership and executing strategic plans to generate increased shareholder value. I am especially pleased to promote from within for this critical leadership assignment as we focus on generating improved results from this business unit. I look forward to John’s success with his new responsibilities while continuing to provide leadership for Finance and Information Technology.”

Mr. Jacunski has held positions with increasing levels of responsibilities at Glatfelter since 2003. This includes roles as Vice President & Corporate Controller, Chief Financial Officer, and his most recent appointment as Executive Vice President in 2014. In addition to Finance and Information Technology, John previously had responsibility for Global Supply Chain and Strategy for Glatfelter. Prior to joining Glatfelter, he served as Vice President & Chief Financial Officer with WCI Steel, Inc. and also worked for KPMG.

Mr. Jacunski graduated with a Bachelor of Science in Business Administration from John Carroll University. His executive development includes leadership and strategy programs at the Wharton School of Business.

Mr. Jacunski succeeds Brian Janki who resigned from Glatfelter effective April 8th. Mr. Parrini stated, “On behalf of the Board of Directors and leadership team, I wish to thank Brian for his service and contributions to Glatfelter. We wish him continued professional success.”

About Glatfelter

Glatfelter is a global supplier of specialty papers and fiber-based engineered materials, offering innovation, world-class service and over a century and a half of technical expertise. Headquartered in York, PA, the company employs over 4,300 people and serves customers in over 100 countries. U.S. operations include facilities in Pennsylvania and Ohio. International operations include facilities in Canada, Germany, France, the United Kingdom and the Philippines, and sales and distribution offices in China and Russia. Glatfelter’s sales approximate $1.7 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.

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